Exhibit 1.1

Execution Version

$125,000,000

HELIX ENERGY SOLUTIONS GROUP, INC.

UNDERWRITING AGREEMENT

4.25% Convertible Senior Notes due 2022

New York, New York

October 26, 2016

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Ladies and Gentlemen:

Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), proposes to issue and sell to Raymond James & Associates, Inc. (the “Underwriter”), $125,000,000 aggregate principal amount of its 4.25% Convertible Senior Notes due 2022 (the “Notes”). The Notes shall be convertible into 71.9748 shares of common stock, no par value, of the Company (the “Common Stock”), per $1,000 principal amount of Notes, as described in the Prospectus, defined below. The shares of Common Stock into which the Notes may be converted are referred to herein as the “Conversion Shares.” The Notes and the Conversion Shares hereinafter are referred to collectively as the “Securities.” The Notes will be issued under an indenture dated as of November 1, 2016, between the Company and The Bank of New York Mellon Trust Co., N.A., as trustee (the “Trustee”). The Notes are described more fully in the Prospectus, referred to below.

The Company hereby confirms its agreement with the Underwriter concerning the purchase and sale of the Notes as follows:

1. Representations and Warranties. The Company represents and warrants to and agrees with, the Underwriter that:

(a) Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-214259), which contains a base prospectus (the “Base Prospectus”), to be used in connection with the public offering and sale of the Notes. Such registration statement, as amended, including the financial statements, exhibits and schedules thereto, and including any required information deemed to be a part thereof pursuant to Rule 430A, 430B or 430C under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), at each time of effectiveness, is called the “Registration Statement.” Any preliminary prospectus supplement to the Base Prospectus that describes the Notes and the offering thereof and is used prior to the filing of the Prospectus is called, together with the Base Prospectus, a “Preliminary Prospectus.” The term “Prospectus” shall mean the final prospectus supplement relating to the Notes, together with the Base Prospectus, that is first filed pursuant to Rule 424(b) (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) after the date and time that this agreement (the “Agreement”) is executed and delivered by the parties hereto (the “Execution Time”). Any reference herein to the Registration Statement, any Preliminary Prospectus or the Prospectus, as the case may be, shall be deemed to refer to and include any documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement, or the date of such Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus, as the case may be, shall be deemed to refer to and include any documents filed after such date under the Exchange Act that are deemed to be incorporated by reference therein. All references in this Agreement to the Registration Statement, any Preliminary Prospectus, the Prospectus, or any amendments or supplements to any of the foregoing shall include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) (except as may be permitted by Regulation S-T under the Securities Act).

(b) Disclosure Package. The term “Disclosure Package” shall mean (A) any Preliminary Prospectus, as it may be amended or supplemented, (B) the Base Prospectus, (C) the applicable issuer free writing prospectuses as defined under Rule 433 of the Securities Act, if any, identified in Schedule II hereto (each, an “Issuer Free Writing Prospectus”); (D) any other free writing prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package, and (E) the Final Term Sheet (as defined herein), which also shall be identified in Schedule II hereto. The Company (including its agents and representatives, other than the Underwriter in its capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Notes, other than a communication referred to in clauses (A), (B), (C), (D) and (E) above. As of 5:30 p.m. (Eastern time) on the date of this Agreement (the “Initial Sale Time”), and as of the Closing Date (as hereinafter defined), the Disclosure Package did not, and will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of each time of broadcast, and as of the Closing Date, each electronic road show, when taken together as a whole with the Disclosure Package, did not, and will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Disclosure Package or each electronic road show based upon and in conformity with written information relating to the Underwriter furnished to the Company by or on behalf of the Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of the Underwriter consists of the information described as such in Section 6(b) hereof (the “Underwriter Information”).

(c) Registration Statement, Prospectus and Incorporated Documents. As of the date hereof, when the Prospectus is first filed with the Commission pursuant to Rule 424(b) under the Securities Act, when any supplement or amendment to the Prospectus is filed with the Commission, at the Closing Date and, with respect to the Registration Statement in (A) and (B) below, as of the Initial Sale Time, (A) the Registration Statement is effective, the Registration Statement, as amended as of any such time, and the Prospectus, as amended or supplemented as of any such time, and the Indenture complied, complies or will comply in all material respects with the applicable provisions under the Securities Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (the “Trust Indenture Act”), and the Exchange Act, (B) the Registration Statement, as amended as of any such time, did not, does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (C) the Prospectus, as amended or supplemented as of any such time, did not, does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification of the Trustee (Form T-1) under the Trust Indenture Act of the Trustee, (ii) the Underwriter Information, or (iii) any statement that does not constitute part of the Registration Statement or the Prospectus pursuant to Rule 412 under the Securities Act. The documents that are incorporated by reference in the Registration Statement, the Disclosure Package, any Preliminary Prospectus or the Prospectus or from which information is so incorporated by reference, when they were filed with the Commission, complied in all material respects with the requirements under the Securities Act or the Exchange Act, as applicable, and did not, when such documents were so filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Commission has not issued any order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus, and the Company is without knowledge that any proceedings have been instituted for either purpose or pursuant to Section 8A of the Securities Act.

(d) Not An Ineligible Issuer. (A) At the earliest time after the Company or another offering participant made a bona fide offer (within the meaning under Rule 164(h)(2) under the Securities Act) and (B) as of the date of the execution and delivery of this Agreement (with such date being used as a determination date for purposes of this clause (B)), the Company neither was nor is an Ineligible Issuer (as defined in Rule 405 under the Securities Act).

(e) Issuer Free Writing Prospectus. No Issuer Free Writing Prospectus (including the Final Term Sheet), as of its issue date and at all subsequent times through the completion of the offering contemplated hereby or until any earlier date that the Company notified or notifies the Underwriter as described in the next sentence, included, includes or will include any information that conflicted, conflicts, or will conflict with the information contained in the Registration Statement, including any document incorporated by reference therein, any Preliminary Prospectus, or the Prospectus, that had not or has not been superseded or modified. If at any time following delivery of an Issuer Free Writing Prospectus and prior to the end of the Prospectus Delivery Period (as defined below), there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any Preliminary Prospectus, or the Prospectus, the Company has promptly notified or will promptly notify the Underwriter and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict. The foregoing two sentences do not apply to statements in or omissions from an Issuer Free Writing Prospectus based upon and in conformity with Underwriter Information. Each Issuer Free Writing Prospectus complied in all material respects with the Securities Act and has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby). The Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Underwriter’s distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Registration Statement, any Preliminary Prospectus, the Prospectus, or any Issuer Free Writing Prospectus reviewed and consented to by the Underwriter and included in Schedule III hereto.

(f) Well Known Seasoned Issuer. (A) At the time of filing the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) under the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) under the Exchange Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, under Rule 163(c) under the Securities Act) made any offer relating to the Notes in reliance on the exemption under Rule 163 under the Securities Act, and (D) at the Execution Time (with such time being used as the determination time for purposes of this clause (D)), the Company was and is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 under the Securities Act, the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) under the Securities Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration statement form.

(g) Indenture. The Indenture has been duly authorized by the Company and, on the Closing Date, will have been (i) duly qualified under the Trust Indenture Act and (ii) duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the Trustee, will constitute a legal, valid, and binding instrument of the Company enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies. The Indenture conforms in all material respects to the description thereof contained in the Registration Statement, the Disclosure Package and the Prospectus.

(h) Notes. The Notes have been duly and validly authorized for issuance and sale by the Company, and, when issued and delivered to the Underwriter against payment therefor pursuant to this Agreement and authenticated in accordance with the provisions of the Indenture, will be entitled to the benefits of the Indenture, will be duly and validly issued and outstanding and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies. The Notes conform in all material respects to the description thereof contained in the Registration Statement, the Disclosure Package and the Prospectus.

(i) Conversion Shares. The Conversion Shares have been duly and validly authorized and reserved for issuance by the Company, and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be fully paid and nonassessable, and the issuance of the Conversion Shares will not be subject to any preemptive right, right of first refusal or other similar rights to subscribe or purchase securities of the Company or any subsidiary of the Company. The Conversion Shares conform in all material respects to the description thereof contained in the Registration Statement, the Disclosure Package and the Prospectus.

(j) No Conflicts. The issue and sale of the Notes, the issuance of the Conversion Shares, the execution and delivery of, and compliance by, the Company with all of the provisions of this Agreement and the Indenture, the consummation of the transactions herein and therein contemplated, and the performance of its obligations hereunder and thereunder, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter, by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality, court, arbitrator or regulatory authority, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective assets, properties or operations, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect (as defined below).

(k) Absence of Further Requirements. (i) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, (ii) no authorization, approval, vote or other consent of any holder of capital stock or other securities of the Company or any creditor of the Company, (iii) no waiver or consent under any existing credit agreement, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which either the Company or its subsidiaries or any of their properties may be bound or to which any of their property or assets is subject, and (iv) no authorization, approval, vote or other consent of any other person or entity, is necessary or required for the issuance and sale of the Notes, the issuance of the Conversion Shares and the execution and delivery of, and compliance by, the Company with all of the provisions of this Agreement and the Indenture, and the consummation of the transactions herein and therein contemplated, and the performance of its obligations hereunder and thereunder, except such as have been obtained or made by the Company and are in full force and effect or as may be required by the securities or Blue Sky laws of the various states or foreign jurisdictions in connection with the offer and sale of the Notes.

(l) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), and except as may be otherwise stated or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus, (i) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (ii) there have been no transactions entered into by the Company or any of its subsidiaries, other than those that are in the ordinary course, which are material with respect to the Company and its subsidiaries considered as one enterprise, (iii) there has been no obligation or liability, direct or contingent (including any off-balance sheet obligations) incurred by the Company or its subsidiaries, which is material to the Company and its subsidiaries considered as one enterprise, (iv) other than the issuance of Common Stock pursuant to the exercise or vesting of any stock options or other equity-based incentive grants outstanding on the date hereof and issued pursuant to the Company’s stock option plan and other equity-based compensation plans, there have been no changes in the authorized or outstanding capital stock of the Company or its subsidiaries, (v) there has been no material change in the outstanding short-term debt or long-term debt of the Company or any of its Significant Subsidiaries (as defined below), and (vi) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(m) No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter, bylaws or similar organizational documents, (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the performance or observance of any material term, obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(n) Statements. The statements set forth in the Prospectus under the captions “Description of Notes” and “Description of Our Debt Securities” insofar as they purport to constitute summaries of the terms of the Securities, and under the caption “Material U.S. Federal Income Tax Considerations,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair.

(o) Legal Proceedings. Except as disclosed in the Company’s filings with the Commission, there are no legal, regulatory or governmental actions, suits, claims or proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or before or by any self-regulatory organization or other non-governmental regulatory authority which are required to be described in the Registration Statement, the Disclosure Package and the Prospectus, or a document incorporated by reference therein and are not so described therein, or which, individually or in the aggregate, if resolved adversely to the Company or such subsidiary, would reasonably be likely to result in a Material Adverse Effect or prevent or materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby. To the Company’s knowledge, no such proceedings are threatened or contemplated by governmental or regulatory authorities or threatened by other third parties.

(p) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Registration Statement, the Disclosure Package and the Prospectus, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(q) Possession of Licenses and Permits. The Company and its subsidiaries possess all licenses, permits, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state and foreign governments, governmental or regulatory authorities, self-regulatory organizations and all courts or other tribunals, and are members in good standing of each federal, state or foreign exchange, board of trade, clearing house or association and self-regulatory or similar organization necessary to conduct their respective businesses, as described in the Registration Statement, the Disclosure Package and the Prospectus, except where failure to possess such Governmental Licenses would not reasonably be expected to result in a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(r) Independent Registered Public Accounting Firms. (i) Ernst & Young LLP, who have certified certain consolidated financial statements of the Company and its subsidiaries, and have audited the effectiveness of the Company’s internal control over financial reporting, and whose reports appear in the Registration Statement, the Disclosure Package or the Prospectus or are incorporated by reference therein, is, and during the periods covered by such reports was, an independent registered public accounting firm as required by the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board (“PCAOB”); (ii) Deloitte & Touche LLP, who have certified certain financial statements of Deepwater Gateway, L.L.C. and Independence Hub, LLC, and whose reports appear in the Registration Statement, the Disclosure Package or the Prospectus or are incorporated by reference therein, is, and during the periods covered by such reports was, an independent registered public accounting firm as required by the Securities Act, the Exchange Act and the PCAOB; and (iii) KPMG LLP, the Company’s newly appointed public accountant as of May 26, 2016, is an independent registered public accounting firm as required by the Securities Act, the Exchange Act and PCAOB.

(s) Accounting Controls. The Company and its subsidiaries maintain and have maintained effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement, the Disclosure Package or the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(t) Disclosure Controls. The Company and its subsidiaries employ and have employed “disclosure controls and procedures” as defined in Rule 13a-15 under the Exchange Act that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(u) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, with which any of them is required to comply, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(v) Organization and Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Minnesota and has power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus and to enter into and perform its obligations under, or as contemplated under, this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in the State of Texas and in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except (solely in the case of jurisdictions other than the State of Texas) where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.

(w) Organization and Good Standing of the Subsidiaries. Each subsidiary of the Company that is set forth on Schedule IV hereto (the “Significant Subsidiaries”) has been duly organized or incorporated, as the case may be, and is validly existing as a corporation, limited or general partnership, limited liability company or private limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, or incorporation, as the case may be, has power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus and is duly qualified as a foreign corporation, limited or general partnership, limited liability company or private limited liability company, as the case may be, to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect.

(x) Capitalization of Subsidiaries. Except as otherwise disclosed in the Registration Statement, the Disclosure Package and the Prospectus, all of the issued and outstanding capital stock of each Significant Subsidiary that is a corporation, all of the issued and outstanding partnership interests of each such Significant Subsidiary that is a limited or general partnership and all of the issued and outstanding limited liability company interests or private limited liability company interests, membership interests, shares or other similar interests of each such Significant Subsidiary that is a limited liability company (or exempted company incorporated with limited liability) or private limited liability company have been duly authorized and validly issued, are fully paid and (except in the case of general partnership interests) non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and none of the outstanding shares of capital stock of any Significant Subsidiary was issued in violation of any preemptive rights, rights of first refusal or other similar rights of any security holder of such Significant Subsidiary or any other person.

(y) Subsidiaries. The only subsidiaries of the Company are the subsidiaries listed on Schedule V hereto. Schedule V accurately sets forth whether each such subsidiary is a corporation, limited or general partnership, limited liability company, exempted company incorporated with limited liability or private limited liability company, and the jurisdiction of organization or incorporation, as the case may be, of each such subsidiary and, in the case of any subsidiary that is a partnership or limited liability company, its general partners and managing members, respectively.

(z) Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement, the Disclosure Package and the Prospectus under the heading “Capitalization.” All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable. None of the Company’s outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights and no further approval or authority of the Company’s stockholders or the Company’s Board of Directors is required for the issuance and sale of the Securities. Except as set forth in the Registration Statement, the Disclosure Package and the Prospectus, the Company is not a party to or bound by any outstanding options, warrants or similar rights to subscribe for, or contractual obligations to issue, sell, transfer or acquire, any of its capital stock or any securities convertible into or exchangeable for any of such capital stock.

(aa) Authorization of Agreement. The Company has the full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company.

(bb) Financial Statements. The financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus, together with the related schedules (if any) and notes, present fairly, in all material respects, the financial position of the entities to which they relate at the dates indicated and the results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified. The financial statements of any other entities or businesses included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus, together with the related schedules (if any) and notes, present fairly, in all material respects, the financial position of each such entity or business, as the case may be, and its consolidated subsidiaries (if any) at the dates indicated and the results of operations, changes in stockholders’ (or other owners’) equity and cash flows of such entity or business, as the case may be, and its consolidated subsidiaries (if any) for the periods specified; and all such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved and comply in all material respects with all applicable accounting requirements under the Securities Act. The supporting schedules, if any, included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus present fairly in all material respects, in accordance with GAAP, the information required to be stated therein. The summary financial data and selected financial data included, or incorporated by reference, in the Registration Statement, the Disclosure Package and the Prospectus present fairly the information shown therein and has been compiled on a basis consistent with that of the audited financial statements of the Company included, or incorporated by reference, in the Registration Statement, the Disclosure Package and the Prospectus. The Company’s ratios of earnings to fixed charges and, if applicable, ratios of earnings to combined fixed charges and preferred stock dividends (actual and, if any, pro forma) included, or incorporated by reference, in the Registration Statement, the Disclosure Package and the Prospectus have been calculated in compliance with Item 503(d) of Regulation S-K of the Commission. Any information contained in the Registration Statement, the Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as defined in Regulation G of the Commission) complies with Regulation G and Item 10 of Regulation S-K of the Commission, to the extent applicable.

(cc) eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the required information and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(dd) Statistical, Demographic or Market-Related Data. Any statistical, demographic or market-related data included, or incorporated by reference, in the Registration Statement, the Disclosure Package or the Prospectus are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and all such data included, or incorporated by reference, in the Registration Statement, the Disclosure Package or the Prospectus accurately reflect the materials upon which they are based or from which they were derived. The Company has obtained the written consent for the use of such data from such sources to the extent necessary or as required.

(ee) Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act of 2010 of the United Kingdom, or any other applicable anti-corruption or anti-bribery laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable anti-corruption or antibribery laws, and the Company and its subsidiaries and, to the knowledge of the Company, its other affiliates have conducted their businesses in compliance with the FCPA and any other applicable anti-bribery and anti-corruption laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(ff) Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(gg) No Conflicts with Sanctions Laws. Neither the Company, nor any of its subsidiaries, directors or officers, nor, to the knowledge of the Company, any agent, employee or affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not, directly or indirectly use any of the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of any Sanctions, (ii) to fund or facilitate any activities of or any business in any Sanctioned Country or (iii) in any other manner that would reasonably be likely to result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of any Sanctions or with any Sanctioned Country.

(hh) No Criminal Proceedings. To the knowledge of the Company, none of the current directors or officers of the Company or any of its subsidiaries (or such shareholders’ respective principals) is or has ever been subject to prior regulatory, criminal or bankruptcy proceedings in the U.S. or elsewhere.

(ii) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company on the one hand and the directors, officers, stockholders, customers or suppliers of the Company or any of their affiliates on the other hand, which is required to be described in the Registration Statement, the Disclosure Package or the Prospectus or a document incorporated by reference therein and which has not been so described.

(jj) Preemptive Rights. There are no preemptive rights or other rights (other than the rights which have been waived in writing in connection with the transactions contemplated by this Agreement or otherwise satisfied or as described in the Prospectus or the Disclosure Package) to subscribe for or to purchase any shares of Common Stock or shares of any other capital stock or other equity interests of the Company or any of its subsidiaries, or any agreement or arrangement between the Company and any of the Company’s stockholders or between any of the subsidiaries and any of such subsidiary’s stockholders, or to the Company’s knowledge, between or among any of the Company’s stockholders or any of its subsidiaries’ stockholders, which grant special rights with respect to any shares of the Company’s or any of its subsidiaries’ capital stock or which in any way affect any stockholder’s ability or right to alienate freely or vote such shares.

(kk) Absence of Registration Rights. There are no persons with registration rights or other similar rights to have any securities (debt or equity) registered under the Securities Act or included in the offering contemplated by this Agreement, and there are no persons with co-sale rights, tag-along rights or other similar rights to have any securities (debt or equity) included in the offering contemplated by this Agreement or sold in connection with the sale of Securities pursuant to this Agreement; and the Company has given all notices required by, and has otherwise complied with its obligations under, all registration rights agreements, co-sale agreements, tag-along agreements and other similar agreements in connection with the transactions contemplated by this Agreement.

(ll) Good Title to Property. The Company and its subsidiaries have good and marketable title in fee simple to all real property owned by any of them and good title to all other properties and assets owned by any of them, in each case, free and clear of all liens, claims, security interests, other encumbrances or defects (collectively, “Liens”) except such Liens as (a) are described in the Prospectus and the Disclosure Package or (b) would not or would not reasonably be expected to, individually or in the aggregate, materially affect the value of such property and would not or would not reasonably be expected to interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries. All real property, buildings and other improvements, and equipment and other property held under lease or sublease by the Company or any of its subsidiaries are held by them under valid, subsisting and enforceable leases or subleases, as the case may be, with, solely in the case of leases or subleases relating to real property and buildings or other improvements, such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings or other improvements by the Company and its subsidiaries, and all such leases and subleases are in full force and effect. Neither the Company nor any of its subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises under any such lease or sublease except for such claims which, if successfully asserted against the Company or any of its subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect.

(mm) Intellectual Property Rights. The Company and each of its subsidiaries owns or possesses the right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, software, databases, know-how, Internet domain names, trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, and other intellectual property (collectively, “Intellectual Property”) necessary to carry on its businesses as currently conducted, and as proposed to be conducted as described in the Disclosure Package and the Prospectus, and the Company is not aware of any claim to the contrary or any challenge by any other person to the rights of the Company or any of its subsidiaries with respect to the foregoing except for those that would not have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s or any of its subsidiaries’ right to own, use, or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the businesses as currently conducted. Neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(nn) Absence of Labor Dispute. No labor problem or dispute with the employees of the Company or any of the subsidiaries exists, or, to the Company’s knowledge, is threatened or imminent, which would reasonably be expected to result in a Material Adverse Effect. The Company is not aware that any key employee or significant group of employees of the Company or any of the subsidiaries plans to terminate employment with the Company or any of the subsidiaries. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practice, except for matters which would not, individually or in the aggregate, result in a Material Adverse Effect.

(oo) Taxes. Except as disclosed in its filings with the Commission, the Company and each of its subsidiaries (i) has timely filed all necessary federal, state, local and foreign income and franchise tax returns (or timely filed applicable extensions therefor) that have been required to be filed and (ii) is not in default in the payment of any taxes which were payable pursuant to such returns or any assessments with respect thereto, other than any which the Company or any of its subsidiaries is contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements included in the Disclosure Package and the Prospectus. Neither the Company nor any of its subsidiaries has any tax deficiency that has been or, to the knowledge of the Company, is reasonably likely to be asserted or threatened against it that would result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has engaged in any transaction which is a corporate tax shelter or which could be characterized as such by the Internal Revenue Service or any other taxing authority.

(pp) ERISA. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)), for which the Company or any member of its “Controlled Group” (defined as an organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in compliance in all material respects with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (b) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (c) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (d) neither the Company or any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA); and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(qq) Compliance with Environmental Laws. Except as otherwise disclosed in its filings with the Commission and except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (iv) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, result in a Material Adverse Effect.

(rr) Insurance. The Company and each of its subsidiaries maintains or is covered by insurance provided by recognized, financially sound and reputable institutions with insurance policies in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries. All such insurance is fully in force on the date hereof and will be fully in force as of the Closing Date. The Company has no reason to believe that it and its subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has been denied any material insurance policy or coverage for which it has applied. Neither the Company nor any of its subsidiaries insures risk of loss through any captive insurance, risk retention group, reciprocal group or by means of any fund or pool of assets specifically set aside for contingent liabilities other than as described in the Disclosure Package and the Prospectus.

(ss) Brokers Fees. Except as disclosed in the Prospectus and the Disclosure Package, there are no contracts, agreements or understandings between the Company and any person (other than this Agreement) that would give rise to a claim against the Company or the Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering and sale of the Notes.

(tt) Forward-Looking Statements. No forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in either the Disclosure Package or the Prospectus have been made or reaffirmed without a reasonable basis therefor or have been disclosed other than in good faith.

(uu) New York Stock Exchange; Exchange Act Registration. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is listed on the New York Stock Exchange (the “NYSE”), and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received any notification that the Commission or the NYSE is contemplating terminating such registration or listing. The Company has complied in all material respects with the applicable requirements of the NYSE for maintenance of inclusion of the Common Stock thereon.

(vv) Accuracy of Descriptions and Exhibits. There are no franchises, contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, leases or other instruments, agreements or documents required by the Securities Act to be described or referred to in the Registration Statement, the Disclosure Package or the Prospectus or to be filed as an exhibit to any document incorporated by reference therein which have not been so described and filed as required. Each description of a document, contract, permit or instrument in the Registration Statement, the Disclosure Package or the Prospectus accurately reflects in all material respects the terms of the underlying document, contract, permit or instrument.

(ww) Absence of Manipulation. Other than excepted activity under the Exchange Act, neither the Company nor any of its officers, directors, affiliates or controlling persons has taken or will take, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(xx) Affiliate Transactions. There are no transactions between the Company and its “affiliates” (as defined in Rule 405 promulgated under the Securities Act) or between the Company and any officer, director or security holder of the Company (whether or not an affiliate) that were required to be disclosed in the Registration Statement, the Disclosure Package or the Prospectus or a document incorporated by reference therein and were not disclosed.

(yy) Margin Rules. Neither the issuance, sale and delivery of the Notes nor the application of the proceeds thereof by the Company as described in the Prospectus will violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System, as the same in effect on the Closing Date.

Any certificate signed by any officer of the Company and delivered to the Underwriter or to counsel for the Underwriter in connection with the offering of the Notes shall be deemed a representation and warranty by the Company to the Underwriter as to the matters covered thereby.

2. Purchase, Sale and Delivery of the Notes.

(a) The Company agrees to issue and sell the Notes to the Underwriter as provided in this Agreement, and the Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees to purchase from the Company, at a price equal to 97.75% of their principal amount, the aggregate principal amount of Notes set forth on Schedule I hereto.

(b) Payment for and delivery of the Notes will be made at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019 at 10:00 A.M., New York City time, on November 1, 2016, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Underwriter and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date”.

(c) Payment for the Notes shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Underwriter against delivery to the nominee of The Depository Trust Company, for the account of the Underwriter, of one or more global notes representing the Notes (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of the Notes duly paid by the Company. The Global Note will be made available for inspection by the Underwriter not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date.

3. Agreements. The Company covenants and agrees with the Underwriter that:

(a) During the period beginning at the Initial Sale Time and ending on the later of the Closing Date or such date, as in the opinion of counsel for the Underwriter, the Prospectus is no longer required by law to be delivered in connection with sales by the Underwriter or dealer (except for delivery requirements imposed because the Underwriter or dealer is an affiliate of the Company), including in circumstances where such requirement may be satisfied pursuant to Rule 172 (the “Prospectus Delivery Period”), the Company will not file any amendment to the Registration Statement or supplement to the Base Prospectus or the Disclosure Package (including the Prospectus) unless the Company has furnished the Underwriter a copy for review prior to filing and will not file any such proposed amendment or supplement to which the Underwriter reasonably objects; provided, however, that the foregoing shall not apply to filings required to be made with the Commission in order to comply with the Exchange Act so long as any such filing is provided to the Underwriter a reasonable amount of time in advance of filing. Subject to the foregoing sentence, the Company will cause the Prospectus to be filed with the Commission pursuant to Rule 424 via EDGAR. The Company will advise the Underwriter promptly (i) when any Preliminary Prospectus and the Prospectus shall have been filed with the Commission pursuant to Rule 424, (ii) when any amendment to the Registration Statement or the Disclosure Package relating to the Notes shall have become effective, (iii) of any request by the Commission for any amendment of the Registration Statement or amendment of or supplement to the Prospectus or the Disclosure Package, the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus of the Prospectus or the institution or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act, and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification of the Notes and, if any such order is issued, to obtain as soon as possible the withdrawal thereof.

(b) Ongoing Compliance. If, at any time during the Prospectus Delivery Period, except with respect to any such delivery requirement imposed upon an affiliate of the Company in connection with any secondary market sales, any event occurs as a result of which the Disclosure Package or the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made or then prevailing, as the case may be, not misleading, or if it shall be necessary to amend or supplement the Disclosure Package or the Prospectus to comply with the Securities Act or the Exchange Act, the Company promptly will prepare and file with the Commission, subject to the first sentence of paragraph (a) of this Section 3, an amendment or supplement which will correct such statement or omission or an amendment or supplement which will effect such compliance (including, if consented to by the Underwriter, by means of an Issuer Free Writing Prospectus), and will give immediate notice, and confirm in writing, to the Underwriter to cease the solicitation of offers to purchase the Notes, and furnish to the Underwriter a reasonable number of copies of such amendment or supplement.

(c) Earnings Statement. The Company will make generally available to its security holders and to the Underwriter as soon as practicable, but not later than 60 days after the close of the period covered thereby, an earnings statement (which need not be audited) that satisfies the provisions of, and that provides the benefits contemplated by, Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(d) Delivery of Copies. The Company will furnish to the Underwriter and counsel for the Underwriter, without charge, copies of the Registration Statement (including exhibits and documents incorporated by reference thereto) and each amendment thereto which shall become effective on or prior to the Closing Date and, so long as delivery of a prospectus by the Underwriter or dealer may be required by the Securities Act, as many copies of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus and any amendments thereof and supplements thereto as the Underwriter may reasonably request.

(e) Blue Sky Compliance. The Company shall cooperate with the Underwriter and counsel for the Underwriter to qualify or register the Notes for sale under (or obtain exemptions from the application of) the laws of such jurisdictions as the

Underwriter may reasonably designate, will maintain such qualifications in effect so long as required for the distribution of the Notes; provided, however, that the Company shall not be required (i) to qualify to do business or as a dealer in securities in any jurisdiction where it is not now so qualified, (ii) to take any action which would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject, or (iii) subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f) Lock-Up. During the period of 60 days from the date of this Agreement, without the prior written consent of the Underwriter, the Company (i) will not, directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any Relevant Security (as defined below) or make any announcement of any of the foregoing, (ii) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any Relevant Security, and (iii) will not otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration, other than (a) the sale of Notes as contemplated by this Agreement, (b) the issuance of the Conversion Shares, and (c) the Company’s issuance of Common Stock upon (I) the conversion or exchange of convertible or exchangeable securities outstanding on the date hereof; (II) the exercise of currently outstanding options or the vesting of restricted stock or restricted stock units outstanding on the date hereof; (III) the exercise of currently outstanding warrants; and (IV) grants of employee or director options or restricted stock under, or the issuance and sale of shares pursuant to, employee or director equity-based plans in effect on the date hereof, each as described in the Disclosure Package and the Prospectus. As used herein, “Relevant Security” means the Common Stock, any other equity security of the Company or any of its Subsidiaries or any security convertible into, or exercisable or exchangeable for, any Common Stock or other such equity security. The Company will not file a registration statement under the Securities Act in connection with any transaction by the Company or any person that is prohibited pursuant to the foregoing, except for registration statements on Form S-8 relating to employee benefit plans. The Company agrees to cause each officer and director of the Company set forth on Schedule VI hereto to furnish to the Underwriter, prior to the Closing Date, a letter or letters, substantially in the form of Exhibit A hereto (the “Lock-Up Agreements”).

(g) Final Term Sheet. The Company will prepare a final term sheet containing a description of the Notes and the offering contemplated hereby, in a form approved by the Underwriter and contained in Schedule III of this Agreement, and will file such term sheet pursuant to Rule 433(d) under the Securities Act as promptly as possible, but in any case not later than the time required by such rule (such term sheet, the “Final Term Sheet”).

(h) Issuer Free Writing Prospectus. The Company represents that it has not made and agrees that, unless it obtains the prior written consent of the Underwriter, it will not make, any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined under Rule 405 under the Securities Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 under the Securities Act; provided that the prior written consent of the Underwriter shall be deemed to have been given in respect of the Issuer Free Writing Prospectuses included in Schedule III hereto. Any such free writing prospectus consented to by the Underwriter is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and (ii) it has complied and will comply, as the case may be, with the requirements under Rules 164 and 433 under the Securities Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping. The Company consents to the use by the Underwriter of a free writing prospectus that (a) is not an “issuer free writing prospectus” as defined under Rule 433, and (b) contains only (i) information describing the preliminary terms of the Notes or their offering, (ii) information permitted by Rule 134 under the Securities Act or (iii) information that describes the final terms of the Notes or their offering and that is included in the Final Term Sheet of the Company contemplated in Section 3(g) above.

(i) Additional Documents Filed or Incorporated by Reference. The Company agrees that any further documents filed and incorporated by reference in the Registration Statement, the Disclosure Package, any Preliminary Prospectus or the Prospectus, when such documents are filed with the Commission, will comply in all material respects with the requirements under the Securities Act or the Exchange Act, as applicable, and will not, when such documents are so filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Renewals. If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Notes remain unsold by the Underwriter, the Company will file prior to the Renewal Deadline, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Notes, in a form satisfactory to the Underwriter. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will file prior to the Renewal Deadline, if it has not already done so, a new shelf registration statement relating to the Notes, in a form satisfactory to the Underwriter, and will use its best efforts to cause such registration statement to be declared effective within 90 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the expired registration statement relating to the Notes. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

(k) Commission Notice. If at any time when Notes remain unsold by the Underwriter the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Underwriter, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Notes, in a form satisfactory to the Underwriter, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective and (iv) promptly notify the Underwriter of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(l) Filing Fee. The Company agrees to pay the required Commission filing fees relating to the Notes within the time required by Rule 456(b)(1)(i) under the Securities Act, without regard to the proviso therein, and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act, and in any event prior to the Closing Date.

(m) Use of Proceeds. The Company will apply the net proceeds from the sale of the Notes substantially as described in the Registration Statement, the Disclosure Package and the Prospectus under the heading “Use of Proceeds.”

(n) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes or the Common Stock.

(o) Reports. So long as the Notes are outstanding, the Company will furnish to the Underwriter, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Notes, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system; provided the Company will be deemed to have furnished such reports and financial statements to the Underwriter to the extent they are filed on EDGAR.

(p) Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

(q) Reservation of the Conversion Shares. The Company will, at all times, reserve and keep available, free of preemptive rights, enough shares of Common Stock for the purpose of enabling the Company to satisfy its obligations to issue the Conversion Shares upon conversion of the Notes.

(r) Listing of the Conversion Shares. The Company will use its commercially reasonable efforts to list, within 30 days from the Closing Date, subject to notice of issuance if applicable, the Conversion Shares, on the NYSE. The Company will use its commercially reasonable efforts to maintain the listing of such Conversion Shares on the NYSE.

4. Conditions to the Obligations of the Underwriter. The obligations of the Underwriter to purchase the Notes as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the date hereof, as of the date of the effectiveness of any amendment to the Registration Statement filed prior to the Closing Date (including the filing of any document incorporated by reference therein) and as of the Closing Date, to the accuracy of the statements of the Company made in any certificates furnished pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) For the period from and after effectiveness of this Agreement and prior to the Closing Date:

(i) no stop order suspending the effectiveness of the Registration Statement, or any post-effective amendment to the Registration Statement, shall be in effect and no proceedings for such purpose shall have been instituted or, to the Company’s knowledge, threatened by the Commission, and the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) under the Securities Act objecting to use of the automatic shelf registration statement form (unless the Notes are duly registered in the manner contemplated by Rule 401(g)(2) to the satisfaction of the Underwriter prior to the Closing Date);

(ii) the Company shall have filed any Preliminary Prospectus and the Prospectus with the Commission (including the information required by Rule 430B under the Securities Act) in the manner and within the time period required by Rule 424(b) under the Securities Act; or the Company shall have filed a post-effective amendment to the Registration Statement containing the information required by such Rule 430B, and such post-effective amendment shall have become effective (if not automatically effective under the rules of the Commission);

(iii) the Final Term Sheet, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings under such Rule or, to the extent applicable, under Rule 164(b); and

(iv) all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Underwriter.

(b) Ratings. On or after the date hereof and up to and including the Closing Date, (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities.

(c) No Material Adverse Change. Subsequent to the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus, no event or condition of a type described in Section 1(l) shall have occurred or shall exist, which event or condition is not described in the Disclosure Package (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto), the effect of which in the judgment of the Underwriter makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement, the Disclosure Package and the Prospectus.

(d) Company Counsel Opinions. On the Closing Date, the Underwriter shall have received:

(i) The opinion and negative assurance letter of Locke Lord LLP, counsel for the Company, dated the Closing Date, in form and substance satisfactory to the Underwriter and its counsel.

(ii) The opinion of Maslon LLP, Minnesota counsel for the Company, dated the Closing Date, in form and substance satisfactory to the Underwriter and its counsel.

(iii) The opinion of Pinsent Masons LLP, Scottish counsel for the Company, dated the Closing Date, in form and substance satisfactory to the Underwriter and its counsel.

(iv) The opinion of Loyens & Loeff Luxembourg SARL, Luxembourg counsel for the Company, dated the Closing Date, in form and substance satisfactory to the Underwriter and its counsel.

(v) The opinion of Maples and Calder, Cayman Islands counsel for the Company, dated the Closing Date, in form and substance satisfactory to the Underwriter and its counsel.

(vi) The opinion of Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary of the Company, dated the Closing Date, in form and substance satisfactory to the Underwriter and its counsel.

(e) Opinion of Counsel for the Underwriter. The Underwriter shall have received the opinion of Morrison & Foerster LLP, counsel for the Underwriter, dated the Closing Date, in form and substance satisfactory to the Underwriter.

(f) Certificate. On the Closing Date, the Company shall have furnished to the Underwriter a certificate of the Company, signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, to the effect that the they have carefully examined the Disclosure Package, each electronic road show, the Prospectus and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Date and the Company has performed or complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date;

(ii) the financial data appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and also incorporated by reference into the Disclosure Package and the Prospectus concerning any financial data that the auditors are not able to comfort comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated;

(iii) except as set forth in or contemplated in the Disclosure Package and the Prospectus, no event set forth in Sections 4(a) and (b) shall have occurred.

(g) Ernst & Young Comfort Letters. On the date of this Agreement and the Closing Date, Ernst & Young LLP shall have furnished to the Underwriter, letters, dated the date hereof and the Closing Date and addressed to the Underwriter, in form and substance satisfactory to the Underwriter, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial and statistical information contained or incorporated by reference in the Disclosure Package and the Prospectus.

(h) Deloitte & Touche LLP Comfort Letters. On the date of this Agreement and the Closing Date, Deloitte & Touche LLP shall have furnished to the Underwriter, letters, dated the date hereof and the Closing Date and addressed to the Underwriter, in form and substance satisfactory to the Underwriter, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters but only with respect to the financial statements and certain financial and statistical information contained or incorporated by reference in the Disclosure Package and the Prospectus with respect to Deepwater Gateway, L.L.C. and Independence Hub, LLC.

(i) KPMG LLP Comfort Letters. On the date of this Agreement and the Closing Date, KPMG LLP shall have furnished to the Underwriter, letters, dated the date hereof and the Closing Date and addressed to the Underwriter, in form and substance satisfactory to the Underwriter, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters but only with respect to the financial statements and certain financial and statistical information contained or incorporated by reference in the Disclosure Package and the Prospectus.

(j) Lock-up Agreements. At or prior to the Closing Date, the Underwriter shall have received from each of the officers and directors listed on Schedule VI hereto an executed Lock-Up Agreement.

(k) Additional Documents. Prior to the Closing Date, the Company shall have furnished to the Underwriter such further information, certificates and documents as the Underwriter may reasonably request.

(l) Disclosure. There shall not have come to the Underwriter’s attention any facts that would cause the Underwriter to believe that the Disclosure Package, as of the Initial Sale Time, or the Prospectus, at the time it was required to be delivered to a purchaser of the Notes, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time of delivery, not misleading.

If any of the conditions specified in this Section 4 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Underwriter and its counsel, this Agreement and all obligations of the Underwriter hereunder may be canceled at, or at any time prior to, the Closing Date by the Underwriter. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriter.

5. Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including, without limitation, (i) the preparation, printing, delivery to the Underwriter and filing of the Registration Statement, the Disclosure Package and the Prospectus as originally filed and of each amendment or supplement thereto, (ii) the copying of this Agreement, (iii) the preparation, issuance and delivery of the certificates for the Notes to the Underwriter, including capital duties, stamp duties and transfer taxes, if any, payable upon issuance of any of the Notes, the sale of the Notes to the Underwriter and the fees and expenses of any transfer agent or trustee for the Notes, (iv) the fees and expenses of counsel to any such transfer agent or trustee, (v) the fees and disbursements of the Company’s counsel and accountants, (vi) the qualification of the Notes under state securities laws in accordance with the provisions of Section 3(e), including filing fees and the reasonable fees and disbursements of counsel for the Underwriter in connection therewith and in connection with the preparation of any Blue Sky survey, (vii) any fees charged by rating agencies for the rating of the Notes, (viii) the fees and expenses of any depository and any nominee thereof in connection with the Notes and (ix) all expenses incurred by the Company in connection with any “road show” presentation to potential investors.

If (i) this Agreement is terminated pursuant to Section 7, (ii) the Company for any reason fails to tender the Notes for delivery to the Underwriter or (iii) the Underwriter declines to purchase the Notes for any reason permitted under this Agreement, the Company agrees to reimburse the Underwriter for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriter in connection with this Agreement and the offering contemplated hereby.

6. Indemnification and Contribution.

(a) Indemnification of the Underwriter. The Company agrees to indemnify and hold harmless the Underwriter, its affiliates, directors and officers and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) or any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto) the Disclosure Package or any electronic road show, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with the Underwriter Information.

(b) Indemnification of the Company. The Underwriter agrees to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to the Underwriter furnished to the Company in writing by the Underwriter expressly for use in the Registration Statement, the Prospectus (or any amendment or supplement thereto) or the Disclosure Package, it being understood and agreed that the only such information consists of the following: the name of the Underwriter on the cover page of and under the caption “Underwriting” in the Prospectus, the last paragraph on the cover page of the Prospectus and the statements set forth in the paragraph under the caption “Underwriting—Stabilization”, the first and second sentences in the first paragraph under the caption “Underwriting—Commission and Discounts” and the second sentence in the paragraph under the caption “Underwriting—Market Making.”

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 6 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 6. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to Section 6 that the Indemnifying Party may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Underwriter, its affiliates, directors and officers and any control persons of the Underwriter shall be designated in writing by Raymond James & Associates, Inc. and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriter on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Underwriter on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriter on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Notes and the total underwriting discounts and commissions received by the Underwriter in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Notes. The relative fault of the Company on the one hand and the Underwriter on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Company and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 6, in no event shall the Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by the Underwriter with respect to the offering of the Securities exceeds the amount of any damages that the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

7. Termination. This Agreement shall be subject to termination in the absolute discretion of the Underwriter, by notice given to the Company prior to delivery of and payment for the Notes, if prior to such time (i) trading in securities generally or in the Common Stock of the Company listed on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, or (ii) a banking moratorium shall have been declared by Federal or New York State authorities or a material disruption in the commercial banking or securities settlement or clearance services in the United States shall have occurred, or (iii) there shall have occurred any outbreak or material escalation of hostilities or other calamity or crisis (in the United States or elsewhere) the effect of which on the financial markets of the United States is such as to make it, in the judgment of the Underwriter, impracticable or inadvisable to market the Notes or proceed with the offering of the Notes.

8. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Underwriter or the Company or any of the officers, directors or controlling persons referred to in Section 6 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 5 and 6 hereof and this Section 8 shall survive the termination or cancellation of this Agreement.

9. Notices. All notices and other communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriter, will be mailed, delivered or faxed and confirmed to them at: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention: John Critchlow, Facsimile Number: (727) 567-8058, and with a copy to Morrison & Foerster LLP, 250 West 55th Street, New York, New York 10019, Attention: Anna T. Pinedo, Facsimile Number: (212) 468-7900; or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North Suite 400, Houston, Texas 77043, Facsimile Number: (281) 618-0505, Attention: Anthony Tripodo, with a copy to Locke Lord LLP, 600 Congress Avenue, Suite 2200, Austin, Texas 78701, Attention: Michelle Earley, Esq., Facsimile Number: (512) 391-4818.

10. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 6 hereof, and no other person will have any right or obligation hereunder. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Notes from the Underwriter shall be deemed to be a successor merely by reason of such purchase.

11. No Fiduciary Duties; Agreement Complete.

(a) The Company acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriter, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction the Underwriter is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company, or its affiliates, stockholders, creditors or employees or any other party; (iii) the Underwriter has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the Underwriter and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the Underwriter has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Underwriter has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Underwriter has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

(b) The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriter shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriter of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriter and shall not be on behalf of the Company. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriter, with respect to the subject matter hereof. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriter with respect to any breach or alleged breach of agency or fiduciary duty.

12. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

15. Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto

16. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature page follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriter and the Company in accordance with its terms.

Very truly yours,

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Anthony Tripodo
Name: Anthony Tripodo
Title: Executive Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED

as of the date first above written:

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Allen Lassiter
Name: Allen Lassiter
Title: Vice Chairman
Investment Banking

SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Raymond James & Associates, Inc.	$125,000,000

Total	$125,000,000

SCHEDULE II

Issuer Free Writing Prospectuses

Final Term Sheet, as set forth in Schedule III

SCHEDULE III

Pricing Term Sheet dated October 26, 2016

HELIX ENERGY SOLUTIONS GROUP, INC.

$125 MILLION 4.25% CONVERTIBLE

SENIOR NOTES DUE 2022

Summary of Terms for Issuance

Issuer:	Helix Energy Solutions Group, Inc.

Security:	4.25% Convertible Senior Notes due 2022.

Trading Symbol of Common Stock:	The issuer’s common stock is listed on the NYSE under the symbol “HLX.”

Principal Amount:	$125 million.

Issue Price:	100% plus accrued interest, if any, from November 1, 2016.

Net Proceeds to Issuer:	$122.2 million, before expenses.

Use of Proceeds:	The issuer estimates that its net proceeds from the sale of the notes will be approximately $121.5 million after deducting the underwriting fees and all estimated offering expenses that are payable by the issuer. The issuer intends to use the net proceeds from the sale of the notes, as well as cash on hand, to repurchase and retire $125 million of its existing $185 million principal amount of 3.25% Convertible Senior Notes due 2032 (“3.25% Convertible Senior Notes”), in separate, privately negotiated transactions.

Ranking:	The notes will be the issuer’s senior unsecured obligations and will rank equally with all of its existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of the issuer’s existing and future secured indebtedness (to the extent of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities of its subsidiaries, including trade payables.

Trade Date:	October 27, 2016.

Settlement Date:	November 1, 2016 (T+3).

Maturity Date:	May 1, 2022, unless earlier redeemed, repurchased or converted.

Interest Rate:	4.25% per annum.

NYSE Last Reported Sale Price on October 26, 2016:	$9.75.

Premium:	42.50% above the NYSE Last Reported Sale Price on October 26, 2016.

Initial Conversion Price:	Approximately $13.89 per share of HLX common stock.

Initial Conversion Rate:	71.9748 shares of HLX common stock per $1,000 principal amount.

Interest Payment Dates:	Semi-annually in arrears on May 1and November 1 of each year, starting on May 1, 2017.

Conversion Rights:

Holders may convert their notes at their option prior to February 1, 2022 only under the following circumstances:

•    during any calendar quarter after the calendar quarter ending December 31, 2016, if the closing sale price of the issuer’s common stock for each of 20 or more trading days in a period of 30 consecutive trading days (whether or not consecutive) ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price (the “conversion trigger price”) in effect on the last trading day of the immediately preceding calendar quarter;

•    during the five consecutive business days immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each trading day in that note measurement period was equal to or less than 97% of the conversion value of the notes on such trading day;

•    if the issuer has called the notes for redemption and the redemption has not yet occurred; and

•    if the issuer makes certain distributions on shares of its common stock or engages in certain specified corporate transactions (see below).

In addition, the notes will be convertible irrespective of the foregoing circumstances from, and including, February 1, 2022 to, and including, the business day immediately preceding the maturity date.

Optional Redemption:	Prior to November 1, 2019, the notes will not be redeemable. On or after November 1, 2019, the issuer may, at its option, upon at least 30 days’ notice, redeem some or all of the notes, if the closing sale price of its common stock has been at least 130% of the conversion price then in effect on (x) the trading day immediately preceding the date on which the issuer provides a redemption notice and (y) for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the issuer provides such redemption notice. The redemption price shall be payable in cash and shall be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, and the make-whole premium. The issuer must make these make-whole premium payments on all notes called for redemption prior to May 1, 2022, including notes subject to redemption that are converted after the date it delivered the notice of redemption.

The “make-whole premium” means, in respect of any notes called for redemption, the amount equal to the present value of the remaining scheduled payments of interest that would have been made on such notes to be redeemed had such notes remained outstanding from the relevant redemption date to May 1, 2022 (excluding interest accrued to, but excluding, such redemption date), with such present value of the remaining interest payments computed using a discount rate per annum equal to the reference discount rate plus 50 basis points.

The “reference discount rate” means, in respect of any make-whole premium, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date for the relevant conversion price trigger redemption to the maturity date; provided, however, that if the period from such redemption date to the maturity date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Repurchase by the Issuer at the Holder’s Option Upon a Fundamental Change:	Holders may require the issuer to repurchase in cash some or all of their notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest at any time prior to the notes’ maturity following a fundamental change, as further described in the prospectus supplement.

Make-Whole Shares Under Certain Circumstances:	The issuer will increase the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the effective date of certain transactions (a “make-whole fundamental change”) to, and including, the 30th business day after the actual effective date of the make-whole fundamental change, according to the following table:

Stock Price
Effective Date	$9.75	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$45.00
November 1, 2016	30.5887	29.2110	24.4927	20.7758	17.8054	15.4007	13.4320	9.8549	7.5235	5.9373	4.8180	4.0015	3.3863	2.5317	1.9678	0.0000
November 1, 2017	30.5887	28.5400	23.5891	19.6992	16.5969	14.0936	12.0560	8.4046	6.1015	4.6058	3.6064	2.9178	2.4267	1.7880	1.3933	0.0000
November 1, 2018	30.5887	28.0350	22.8555	18.7925	15.5400	12.8914	10.7100	6.7531	4.3170	2.8791	2.0488	1.5622	1.2617	0.9237	0.7335	0.0000
November 1, 2019	30.5887	27.3200	21.8836	17.7750	14.6377	12.2179	10.3340	6.7531	4.3170	2.8791	2.0488	1.5622	1.2617	0.9237	0.7335	0.0000
November 1, 2020	30.5887	26.4310	20.2282	15.6200	12.1992	9.6579	7.7673	4.8583	3.3785	2.5627	2.0488	1.5622	1.2617	0.9237	0.7335	0.0000
November 1, 2021	30.5887	26.4310	18.5564	12.6367	8.3908	5.5307	3.7220	1.6829	1.0230	0.7520	0.6136	0.5265	0.4633	0.3714	0.3053	0.0000
May 1, 2022	30.5887	26.4310	18.5564	11.3583	4.9485	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Conversion Settlement:	Common stock, cash or a combination of cash and common stock.

Events of Default:	If an event of default on the notes has occurred and is continuing, the principal amount of the notes, plus any accrued and unpaid interest, may become immediately due and payable. These amounts automatically become due and payable upon certain events of default.

CUSIP/ISIN:	42330PAH0 / US42330PAH01

Sole Book-Running Manager:	Raymond James & Associates, Inc.

Helix Energy Solutions Group, Inc. has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Helix Energy Solutions Group, Inc. and this offering. Any offer will be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention: Equity Syndicate (telephone: 800-248-8863 or email: Andrea.lanham@RaymondJames.com). Electronic copies of the prospectus and prospectus supplement may also be obtained for free by visiting EDGAR on the SEC’s website at http://www.sec.gov.

SCHEDULE IV

Significant Subsidiaries

Name of Subsidiary	Jurisdiction of Formation

Cal Dive I-Title XI, Inc.	Texas

Canyon Offshore, Inc.	Texas

Canyon Offshore International Corp.	Texas

Canyon Offshore Limited	Scotland

Helix Offshore International Holdings S.à r.l.	Grand Duchy of Luxembourg

Helix Offshore International S.à r.l.	Grand Duchy of Luxembourg

Helix Offshore Ltd.	Cayman Islands

Helix Q5000 Holdings S.à r.l.	Grand Duchy of Luxembourg

Helix Well Ops Inc.	Texas

Helix Well Ops Offshore Services Limited	Scotland

Helix Well Ops S.à r.l.	Grand Duchy of Luxembourg

Helix Well Ops (U.K.) Limited	Scotland

SCHEDULE V

Subsidiaries of the Company

Name	Jurisdiction of Organization	Type of Entity
Cal Dive I-Title XI, Inc.	Texas	Corporation
Canyon Offshore, Inc.	Texas	Corporation
Canyon Offshore International Corp.	Texas	Corporation
Canyon Offshore Limited	Scotland	Limited Company
Energy Resource Technology (U.K.) Limited	Scotland	Limited Company
ERT Camelot Limited	Scotland	Limited Company
Helix do Brasil Serviços de Petróleo Ltda	Brazil	Limited Liability Company
Helix Energy Services PTE. Limited	Singapore	Private Limited Company
Helix Energy Services Pty Ltd	Australia	Limited Company
Helix Energy Solutions (U.K.) Limited	Scotland	Limited Company
Helix Group Holdings S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix HR Services Limited	Scotland	Limited Company
Helix Ingleside LLC	Delaware	Limited Liability Company
Helix Offshore Crewing Services PTE. Ltd.	Singapore	Private Limited Company
Helix Offshore International Holdings S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix Offshore International, Inc.	Texas	Corporation
Helix Offshore International S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix Offshore Ltd.	Cayman Islands	Exempted Company incorporated with limited liability
Helix Offshore Holdings Ltd.	Cayman Islands	Exempted Company incorporated with limited liability
Helix Offshore Services S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix Property Corp.	Texas	Corporation
Helix Q5000 Holdings S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix Q7000 Vessel Holdings S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix RDS Sdn. Bhd. (30%)	Malaysia	Private Limited Company
Helix Subsea Construction, Inc.	Delaware	Corporation

Name	Jurisdiction of Organization	Type of Entity
Helix Vessel Finance S.à r.l.	Grand Duchy of Luxembourg	Private Limited Liability Company
Helix Well Ops Inc.	Texas	Corporation
Helix Well Ops Offshore Services Limited	Scotland	Limited Company
Helix Well Ops S.à r.l.	Grand Duchy of Luxembourg	Corporation
Helix Well Ops SEA Pty Ltd	Australia	Limited Company
Helix Well Ops (U.K.) Limited	Scotland	Corporation
Independence Hub, LLC (20%)	Delaware	Limited Liability Company
Kommandor LLC	Delaware	Limited Liability Company
Offshore Well Services, S. de R.L. de C.V.	Mexico	Limited Liability Company
Well Ops SEA Pty Ltd	Australia	Limited Company

Partnerships/ Entity	Partners/Members
Independence Hub, LLC	Helix Energy Solutions Group, Inc. (20%) and Manta Ray Gathering Company L.L.C. (80%)
Helix RDS Sdn. Bhd.	Helix Energy Solutions (U.K.) Limited (30%) and Tekad Ekuiti Sdn. Bhd. (70%)
Helix Ingleside LLC	Helix Energy Solutions Group, Inc.
Kommander LLC	Helix Energy Solutions Group, Inc.

SCHEDULE VI

Lock-up Signatories

Officers

Owen Kratz

Anthony Tripodo

Scotty Sparks

Alisa B. Johnson

Erik Staffeldt

Directors

Owen Kratz

John V. Lovoi

Jan Rask

Nancy K. Quinn

William L. Transier

T. William Porter, III

Anthony Tripodo

James A. Watt

EXHIBIT A

Form of Lock-up Agreement

                    , 2016

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Helix Energy Solutions Group, Inc., Lock-Up Agreement

Ladies and Gentlemen:

This letter (the “Agreement”) is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”) and Raymond James & Associates, Inc. (the “Underwriter”), relating to the offering (the “Offering”) by the Company of its 4.25% Convertible Senior Notes due 2022 (the “Notes”) in an aggregate principal amount of up to $125 million. Terms used herein, but not defined, shall have the meaning ascribed to them in the Underwriting Agreement.

In order to induce you to enter into the Underwriting Agreement, the undersigned hereby agrees that, without the prior written consent of the Underwriter during the period from the date hereof until sixty (60) days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned (a) will not, directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any Relevant Security (as defined below), and (b) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act with respect to any Relevant Security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration. The foregoing sentence shall not apply to: (1) the transfer the undersigned’s shares of a Relevant Security as a bona fide gift or gifts by will or intestacy; (2) the transfer of the undersigned’s shares of a Relevant Security to its affiliates, as such term is defined in Rule 405 under the Securities Act; (3) the transfer of the undersigned’s shares of a Relevant Security to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; provided that any such transfer shall not involve a disposition for value; (4) the transfer of the undersigned’s shares of a Relevant Security with the written consent of the Underwriter; (5) the cashless surrender, forfeiture or other disposition to reimburse or pay income tax in connection with the vesting of restricted stock awards outstanding as of the date hereof; (6) transactions in Relevant Securities acquired in the open market after the completion of the offering; provided that no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transaction (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the Lock-Up Period); or (7) the establishment of any contract, instruction or plan (a ‘‘Plan’’) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided, however, that no sales of Relevant Securities shall be made pursuant to a Plan prior to the expiration of the Lock-Up Period (as the same may be extended pursuant to the provisions hereof); provided further, that the Company is not required to report the establishment of such Plan in any public report or filing with the Commission under the Exchange Act during the Lock-Up Period and does not otherwise voluntarily effect any such public filing or report regarding such Plan. Notwithstanding the foregoing, in the case of any transfer pursuant to (1) through (4) above, each resulting transferee (or trustee, as applicable) of Relevant Securities shall execute and deliver to you an agreement satisfactory to you certifying that such transferee is bound by the terms of this Agreement and has been in compliance with the terms hereof since the date first above written as if it had been an original party hereto.

Nothing in this Agreement shall prohibit any grant or exercise of options to purchase a Relevant Security pursuant to the Company’s or subsidiary’s option plans.

As used herein, (i) “Relevant Security” means the common stock (the “Common Stock”), any other equity security of the Company or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, any Common Stock or other such equity security, and (ii) “immediate family” shall mean any relationship by blood, marriage, or adoption, not more remote than first cousin.

The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities. The undersigned hereby further agrees that, without the prior written consent of the Underwriter, during the Lock-up Period the undersigned (x) will not file or participate in the filing with the Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of a Relevant Security and (y) will not exercise any rights the undersigned may have to require registration with the Commission of any proposed offering or sale of a Relevant Security.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof.

Very truly yours,

By:

Print Name: